EXHIBIT 99.1





                                                                   FISCAL YEAR ENDED
                                           ------------------------------------------------------------

                                             May 2,      May 3,     April 27,   April 28,   April 30,
                                              1999        1998         1997        1996        1995
                                           ----------- -----------  ----------- ----------- -----------

                                                       (In thousands, except per share data)
INCOME STATEMENT DATA:

     Sales                                  $3,774,989  $3,867,442   $3,870,611  $2,383,893  $1,526,518
     Cost of sales                           3,235,414   3,479,629    3,546,816   2,202,112   1,380,243
                                           ----------- -----------  ----------- ----------- -----------

     Gross profit                              539,575     387,813      323,795     181,781     146,275
     Selling, general and administrative
        expenses                               295,610     219,861      191,225     103,095      61,723
     Depreciation expense                       63,524      42,300       35,825      25,979      19,717
     Interest expense                           40,521      31,891       26,211      20,942      14,054
     Minority interests                         (3,518)        199        2,857       1,514         343
     Nonrecurring charge                            -       12,600           -           -           -
                                           ----------- -----------  ----------- ----------- -----------
     Income from continuing operations
       before income taxes                     143,438      80,962       67,677      30,251      50,438

     Income taxes                               48,554      27,562       22,740      10,465      18,523
                                           ----------- -----------  ----------- ----------- -----------


     Income from continuing operations          94,884      53,400       44,937      19,786      31,915
     Income (loss) from discontinued
     operations                                     -           -            -       (3,900)     (4,075)
                                           ----------- -----------  ----------- ----------- -----------
     Net Income                               $ 94,884    $ 53,400     $ 44,937    $ 15,886    $ 27,840
                                           =========== ===========  =========== =========== ===========

DILUTED INCOME (LOSS) PER SHARE:
     Continuing operations                    $   2.32    $   1.34     $   1.17    $   0.53    $   0.92
     Discontinued operations                        -           -            -        (0.11)      (0.12)
                                           ----------- -----------  ----------- ----------- -----------
     Net Income                               $   2.32    $   1.34     $   1.17    $   0.42    $   0.80
                                           =========== ===========  =========== =========== ===========


     Average diluted shares outstanding         40,962      39,732       38,558      35,000      33,923

BALANCE SHEET DATA:

     Working capital                        $  215,865  $  259,188   $  164,312    $ 88,026    $ 60,911
     Total assets                            1,771,614   1,083,645      995,254     857,619     550,225
     Long term debt and capital lease
       obligations                             594,241     407,272      288,486     188,618     155,047
     Shareholders' equity                      542,246     361,010      307,486     242,516     184,015

OPERATING DATA:

     Fresh pork sales (pounds)               2,687,412   2,539,221    2,320,477   1,635,300     955,290
     Processed meats sales (pounds)          1,606,021   1,370,232    1,218,835     839,341     774,615
     Total hogs purchased                       19,093      17,952       16,869      12,211       8,678



MANAGEMENT'S DISCUSSION AND ANALYSIS
SMITHFIELD FOODS, INC. AND SUBSIDIARIES


GENERAL
This discussion of management's views on the financial condition and results of operations of Smithfield Foods, Inc. (the "Company") should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements.
   The Company's business is comprised of two segments, a Meat Processing Group ("MPG") and a Hog Production Group ("HPG"). The MPG consists of six wholly owned domestic pork processing subsidiaries, Gwaltney of Smithfield, Ltd. ("Gwaltney"), John Morrell & Co. ("John Morrell"), Lykes Meat Group, Inc. ("Lykes"), North Side Foods Corp. ("North Side"), Patrick Cudahy Incorporated ("Patrick Cudahy") and The Smithfield Packing Company, Incorporated ("Smithfield Packing"), and three international meat processing subsidiaries, Animex S.A. ("Animex"), a 67%-owned Polish subsidiary, Schneider Corporation ("Schneider"), a 63%-owned Canadian subsidiary, and Societe Bretonne de Salaisons ("SBS"), a wholly owned French subsidiary. The HPG consists of Brown's of Carolina, Inc. ("Brown's"), an 86%-owned subsidiary of the Company, a 50% interest in Smithfield-Carroll's ("Smithfield-Carroll's"), a joint hog production arrangement between the Company and an affiliate of Carroll's Foods, Inc. ("CFI") and an 84% interest in Circle Four ("Circle Four"), a joint hog production arrangement between the Company and affiliates of CFI. Brown's and Smithfield-Carroll's produce hogs in Colorado, North Carolina and Virginia, which are sold primarily to the MPG. Circle Four produces hogs in Utah which are sold to an unrelated party. Effective May 3, 1999, the Company acquired CFI and its affiliated companies and partnership interests (See Note 15).

ACQUISITIONS
In the third quarter of fiscal 1999, the Company acquired 100% of the voting common shares of Schneider and approximately 59% of its Class A non-voting shares, which in the aggregate represents approximately 63% of the total equity of Schneider, in exchange for approximately 2,527,000 Exchangeable Shares of Smithfield Canada Limited, a wholly owned subsidiary of the Company. Each Exchangeable Share is exchangeable by the holder at any time for one common share of the Company. Schneider produces and markets fresh pork and a full line of processed meats and is the second largest meat processing company in Canada. Schneider had sales in its fiscal year ended October 1998 of $548.1 million.
   In April 1999, the Company acquired, in a tender offer, 11,500,000 shares of the capital stock of Animex, the largest meat and poultry processing company in Poland. Following the tender offer, the Company's ownership represented 67% of the total equity and 51% voting control of Animex. Animex had calendar year 1998 sales of approximately $400.0 million.
   In September 1998, the Company acquired all of the capital stock of SBS, the largest private-label manufacturer of ham, pork shoulder and bacon products in France. SBS had calendar year 1998 sales of approximately $100.0 million.
   In October 1998, the Company acquired all of the assets and business of North Side, a major domestic supplier of precooked sausage to McDonald's Corporation. North Side had calendar year 1998 sales of approximately $58.0 million.
   Each of these acquisitions was accounted for using the purchase method of accounting and, accordingly, the accompanying financial statements include the financial position and results of operations from the dates of acquisition.
   In addition, during fiscal 1999, the Company increased its ownership in the Circle Four hog production operations from 37% to 84%. Accordingly, the accompanying financial statements include the financial position and results of operations from June 1, 1998, the date the Company's ownership interest exceeded 50%. Prior to June 1, 1998, Circle Four was accounted for using the equity method of accounting.

RESULTS OF OPERATIONS
The consolidated results of operations for fiscal 1999 compared to fiscal 1998 were favorably affected by significantly lower live hog and raw material prices. In fiscal 1999, hog prices fell to their lowest level in five decades. These prices were the primary reason for the substantially improved profits in the Company's MPG and the losses incurred in the HPG.
   Fiscal 1999 and 1997 included 52 weeks of operations compared to fiscal 1998, which included 53 weeks of operations. Accordingly, sales and all expense categories in fiscal 1999 and 1997 reflect the impact of one less week of operations compared to fiscal 1998.

CONSOLIDATED
FISCAL 1999 COMPARED TO FISCAL 1998
Sales in fiscal 1999 decreased $92.5 million, or 2.4% from fiscal 1998. The decrease in sales reflected a 12.4% decrease in unit sales prices of meat products as the result of significantly lower raw material (live hog) prices passed through to customers in the form of lower unit selling prices. This decrease was nearly offset by a 10.2% increase in MPG sales tonnage due to the inclusion of the sales of Schneider, SBS and North Side and increased volumes at existing operations.
   Cost of sales decreased $244.2 million, or 7.0%, in fiscal 1999, reflecting a 33.9% decrease in live hog costs partially offset by the increased sales tonnage.
   Gross profit increased $151.8 million, or 39.1%, in fiscal 1999 compared to fiscal 1998. The increase in gross profit was primarily due to substantially higher margins in the MPG. Fresh pork margins improved substantially, reflecting the impact of the lower cost of raw materials (live hogs) and margins on increased sales tonnage of both fresh pork and processed meats. MPG gross profits were partially offset by substantial losses in the HPG due to lower live hog prices.
   Selling, general and administrative expenses increased $75.7 million, or 34.5%, in fiscal 1999 compared to fiscal 1998. The increase was primarily due to the inclusion of selling, general and administrative expenses of acquired businesses, higher selling, marketing and product promotion costs associated with the intensive efforts to market branded fresh pork and processed meats and expenses associated with preparing the Company's information systems for the Year 2000.
   Depreciation expense increased $21.2 million, or 50.2%, in fiscal 1999 compared to fiscal 1998. This increase was primarily due to the inclusion of the depreciation of acquired businesses.
   Interest expense increased $8.6 million, or 27.1%, in fiscal 1999 compared to fiscal 1998. This increase reflected the inclusion of the interest expense of the acquired businesses, the cost of borrowings to finance the additional investment in Circle Four and the borrowings to finance the acquisitions of SBS and North Side.
   A nonrecurring charge of $12.6 million in fiscal 1998 reflected the imposition of civil penalties against the Company by the U.S. District Court for the Eastern District of Virginia in a civil action brought by the U.S. Environmental Protection Agency ("EPA"). The Company has appealed the Court's judgment to the U.S. Court of Appeals for the Fourth Circuit.
   The effective income tax rate for fiscal 1999 was 33.9% compared to 29.5% in fiscal 1998, excluding the nondeductible nonrecurring charge. This increase reflected higher profits at higher marginal tax rates. The Company had no valuation allowance related to income tax assets as of May 2, 1999 and May 3, 1998.
   Reflecting the factors previously discussed, net income increased to $94.9 million, or $2.32 per diluted share, in fiscal 1999, up from net income of $66.0 million, or $1.66 per diluted share in fiscal 1998, excluding the nonrecurring charge. Including the nonrecurring charge, net income was $53.4 million, or $1.34 per diluted share, in fiscal 1998.

FISCAL 1998 COMPARED TO FISCAL 1997
Sales in fiscal 1998 were flat compared to fiscal 1997. Sales reflected a 9.0% decrease in unit sales prices of meat products, as a result of lower raw material (live hog) prices passed through to customers in the form of lower unit selling prices, offset by a 9.4% increase in MPG sales tonnage. The increase in sales tonnage reflected an increase in the number of hogs slaughtered and the inclusion of a full year of the sales of Lykes.
   Cost of sales decreased $67.2 million, or 1.9%, in fiscal 1998, reflecting a 17.3% decrease in live hog costs offset by the increased sales tonnage.
   Gross profit increased $64.0 million, or 19.8%, in fiscal 1998 compared to fiscal 1997. The increase in gross profit reflected sharply improved margins on higher sales of both fresh pork and processed meats.
   Selling, general and administrative expenses increased $28.6 million, or 15.0%, in fiscal 1998. This increase was primarily due to the inclusion of the operations of Lykes and to higher selling, marketing and product promotion costs associated with intensified efforts to market branded fresh pork and processed meats.
   Depreciation expense increased $6.5 million, or 18.1%, in fiscal 1998. The increase was primarily due to completed capital projects at several of the Company's processing plants and to the inclusion of the operations of Lykes for the full fiscal year.
   Interest expense increased $5.7 million, or 21.7%, in fiscal 1998, reflecting the higher cost of long-term debt placed during the past two fiscal years and higher average borrowing costs related to higher levels of inventory and accounts receivable in the first half of fiscal 1998.
   A nonrecurring charge of $12.6 million in fiscal 1998 reflected the imposition of civil penalties against the Company by the U.S.

District Court for the Eastern District of Virginia in a civil action brought by the EPA. The Company has appealed the Court's judgment to the U.S. Court of Appeals for the Fourth Circuit.
   The effective income tax rate for fiscal 1998 decreased to 29.5%, excluding the nondeductible nonrecurring charge, from 33.6% in fiscal 1997. This decrease reflected the impact of a lower tax rate on increased export sales and employment-related tax credits. The Company had no valuation allowance related to income tax assets as of May 3, 1998 and April 27, 1997.
   Excluding the nonrecurring charge, net income increased to $66.0 million, or $1.66 per diluted share in fiscal 1998 from $44.9 million, or $1.17 per diluted share in fiscal 1997. Including the nonrecurring charge, net income was $53.4 million in fiscal 1998, or $1.34 per diluted share.

MEAT PROCESSING GROUP
FISCAL 1999 COMPARED TO FISCAL 1998
MPG sales in fiscal 1999 decreased $137.8 million, or 3.6%, from fiscal 1998. The decrease reflected a 12.4% decrease in unit sales prices as the result of sharply lower raw material (live hog) prices passed through to customers. This decrease was partially offset by a 10.2% increase in sales tonnage due to the inclusion of the sales of Schneider, SBS and North Side and increased volumes at existing operations. The increase in sales tonnage reflected a 5.8% increase in fresh pork tonnage, 17.2% increase in processed meats tonnage and 12.8% increase in the tonnage of other products. Fresh pork tonnage increased as the result of the inclusion of the sales of Schneider and a full fiscal year of second shift operations at John Morrell's Sioux City, Iowa plant compared to less than a full year of second shift operations in fiscal 1998. The increase in processed meats tonnage resulted from the inclusion of the sales of Schneider, SBS and North Side and increased tonnage at existing operations despite a sharp drop in hot dog exports to Russia.
   The MPG reported profit before income taxes of $233.4 million in fiscal 1999 compared to profit before income taxes of $121.2 million in fiscal 1998. This increase reflected sharply lower raw material (live hog) costs and the impact of acquired businesses and increased volumes from the base business. These increases were partially offset by increased marketing and distribution expenses incurred to market branded fresh and processed meat products and expenses related to preparing the Company's information systems for the Year 2000.

FISCAL 1998 COMPARED TO FISCAL 1997
MPG sales in fiscal 1998 were flat compared to fiscal 1997. Sales reflected a 9.4% increase in tonnage offset by a 9.0% decrease in unit sales prices as a result of lower raw material (live hog) prices passed through to customers in the form of lower unit selling prices. The increase in sales tonnage reflected a 9.4% increase in fresh pork tonnage, 12.4% increase in processed meats tonnage and 4.5% increase in the tonnage of other products. The fresh pork tonnage increase was primarily related to an increase in the number of hogs slaughtered at the Company's Sioux City, Iowa and Bladen County, North Carolina plants. The increase in processed meats tonnage was primarily related to a full fiscal year of sales at Lykes compared to six months of sales in fiscal 1997.
   The MPG reported a profit before income taxes of $121.2 million in fiscal 1998 compared to profit before income taxes of $66.5 million in fiscal 1997. This increase reflected sharply improved margins as a result of significantly lower raw material (live hog) costs, which were partially offset by higher selling, marketing and product promotion costs associated with intensified efforts to market branded fresh pork and processed meats.

HOG PRODUCTION GROUP
FISCAL 1999 COMPARED TO FISCAL 1998
HPG sales were relatively flat in fiscal 1999 compared to fiscal 1998, as a 33.0% decrease in the unit selling price of live hogs, due to an oversupply of hogs in the market, was offset by a 48.5% increase in the number of hogs sold, primarily the result of including the sales of Circle Four. Intersegment sales to the MPG are eliminated in the Consolidated Statements of Income.
   The HPG reported a pretax loss of $63.6 million in fiscal 1999, compared to a pretax loss of $9.7 million in fiscal 1998. The substantially higher loss was primarily the result of the lower unit selling prices of hogs, which were at their lowest levels in five decades. Despite the near-term weakness in live hog prices, management expects the HPG to return to profitability in fiscal 2000 through the utilization of hedging and price-risk management techniques and expected increases in hog prices toward the end of fiscal 2000.

FISCAL 1998 COMPARED TO FISCAL 1997
HPG sales in fiscal 1998 increased by $4.8 million, or 3.1%, from fiscal 1997. The increase reflected a 19.9% increase in the number of hogs sold as a result of increased production at Brown's. The increase was partially offset by a 14.0% decrease in the unit selling price of live hogs, reflecting an overall industry expansion in hog production. Substantially all HPG sales in fiscal 1998 and 1997 were to the MPG and, accordingly, are intersegment sales which were eliminated in the Consolidated Statements of Income.
   The HPG reported a loss before income taxes of $9.7 million in fiscal 1998 compared to a profit before income taxes of $19.9 million in fiscal 1997. This is due to significantly lower selling prices for live hogs which were not offset by lower feed costs.

LIQUIDITY AND CAPITAL RESOURCES
The pork processing industry is characterized by high sales tonnage and rapid turnover of inventories and accounts receivable. Because of the rapid turnover rate, the Company considers its inventories and accounts receivable highly liquid and readily convertible into cash. Borrowings under the Company's credit facilities are used to finance increases in the levels of inventories and accounts receivable resulting from seasonal and other market-related fluctuations in raw material costs. The demand for seasonal borrowings usually peaks in early November when inventories are at their highest levels, and borrowings are repaid in January when accounts receivable are collected.
   Net cash provided by operations was $123.4 million in fiscal 1999 compared to $97.5 million in fiscal 1998. This increase primarily reflected higher earnings and noncash charges.
   Net cash used in investing activities totaled $261.9 million in fiscal 1999 compared to $104.9 million in fiscal 1998. In fiscal 1999, the Company expended $151.2 million for several business acquisitions (See Note 3) and $95.4 million for capital expenditures. These capital expenditures included renovations and expansion projects at several of the Company's processing plants, additional hog production facilities at Circle Four and replacement systems associated with the Year 2000. In fiscal 1998, the Company expended $7.8 million for business acquisitions and $92.9 million for capital expenditures. As of May 2, 1999, the Company had definitive commitments of $34.8 million for capital expenditures primarily to increase its processed meats and value-added fresh pork capacities at several of its processing plants. The Company has continuing plans to increase its processed meats and hog production businesses through strategic acquisitions and joint ventures, both in the United States and internationally. These investing activities will be funded with cash from operations, borrowings under the Company's revolving credit facilities and the issuance of additional shares of the Company's common stock. Effective May 3, 1999, the Company completed the acquisition of CFI and its affiliated companies and partnership interests for 4.2 million shares of the Company's common stock and the assumption of approximately $231.0 million in debt, plus other liabilities (See
Note 15).
   Net cash provided by financing activities was $108.5 million in fiscal 1999 compared to $42.1 million in fiscal 1998. The Company has aggregate credit facilities totaling $402.0 million, including a $300.0 million revolving credit facility with a bank group, which expires July 2002. These credit facilities include $102.0 million of credit facilities from various U.S. and international banks assumed in connection with businesses acquired in fiscal 1999. As of May 2, 1999, the Company had unused capacity under these credit facilities of $214.0 million.
   Average borrowings under all facilities were $74.8 million in fiscal 1999, $149.7 million in fiscal 1998 and $165.1 million in fiscal 1997 at average interest rates of approximately 6%, 7% and 7%, respectively. Maximum borrowings were $152.5 million in fiscal 1999, $247.0 million in fiscal 1998 and $215.0 million in fiscal 1997. The outstanding borrowings were $134.9 million as of May 2, 1999, at an average interest rate of 7%. There were no borrowings under the facilities as of May 3, 1998.
   Management believes that through internally generated funds and access to global credit markets, funds are available to adequately meet the Company's current and future operating and capital needs.
   Long-term debt and capital lease obligations increased to $594.2 million as of May 2, 1999 from $407.3 million as of May 3, 1998, primarily due to the debt assumed in business acquisitions. The ratio of long-term debt to total capitalization decreased to 52.3% as of May 2, 1999 from 53.0% as of May 3, 1998. The decrease reflected increases in equity, resulting from earnings, common stock issued in connection with business acquisitions and stock option exercises.

RISK MANAGEMENT
Substantially all of the Company's products are produced from commodity-based raw materials, corn and soybean meal in the HPG and live hogs in the MPG. The cost of corn and soybean meal (the principal feed ingredients for hogs) and live hogs are subject to wide fluctuations due to unpredictable factors such as weather conditions, economic conditions, government regulation and other unforeseen circumstances. The pricing of the Company's fresh pork and processed meats is monitored and adjusted upward and downward in reaction to changes in the cost of the underlying raw materials. The unpredictability of the raw material costs limits the Company's ability to forward price fresh pork and processed meat products without the use of commodity contracts through a program of price-risk management. The Company uses price-risk management to enhance its ability to engage in forward sales contracts, where prices for future deliveries are fixed, by purchasing (or selling) commodity contracts for future periods to reduce or eliminate the effect of fluctuations in future raw material costs on the profitability of the related sales. While this may tend to limit the Company's ability to participate in gains from favorable commodity price fluctuation, it also tends to reduce the risk of loss from adverse changes in raw material prices. In addition, the Company utilizes commodity contracts for live hogs and corn to manage hog production margins when management determines the conditions are correct for such hedges. The particular hedging methods employed and the time periods for the contracts depend on a number of factors, including the availability of adequate contracts for the respective periods for the hedge. The Company attempts to closely match the commodity contract expiration periods with the dates for product sale and delivery. As a result, gains and losses from hedging transactions are recognized when the related sales and purchases are made. As of May 2, 1999 and May 3, 1998, the Company had deferred $8.9 million and $1.9 million, respectively, of unrealized hedging gains on outstanding futures contracts. As of May 2, 1999 and May 3, 1998, the Company had open futures contracts with contract values of $219.7 million and $97.1 million, respectively. As of May 2, 1999 and May 3, 1998, the Company had deposits with brokers for outstanding futures contracts of $15.6 million and $10.9 million, respectively, which were included in prepaid expenses and other current assets.
   For open futures contracts, the Company uses a sensitivity analysis technique to evaluate the effect that changes in the market value of commodities will have on these commodity derivative instruments. As of May 2, 1999, the potential change in fair value of open future contracts, assuming a 10% change in the underlying commodity price, was $10.4 million.

YEAR 2000
The Year 2000 problem relates to computer systems that have date-sensitive programs that were designed to read years beginning with "19," but may not recognize the year 2000. Company information technology ("IT") systems (including non-IT systems) and third-party information systems that fail due to the Year 2000 may have a material adverse effect on the Company. The Year 2000 issue has the potential to affect the Company's supply, production, distribution and financial chains.
   The Company began addressing the potential exposure associated with the Year 2000 during fiscal 1998. Management has approved the plan necessary to remediate, upgrade and replace the effected systems to be Year 2000 compliant. A corrective five-point action plan was developed including: 1) analysis and planning, 2) allocation of resources and commencing correction, 3) remediation, correction and replacement, 4) testing, and 5) development of contingency plans.
   The Company has identified and defined the critical IT and non-IT projects. These projects relate to systems which include any necessary technology used in manufacturing or administration with date-sensitive information that is critical to the day-to-day operations of the business. Of the critical IT projects, 87% have been completed, 10% are in correction and replacement, and the remaining, less critical projects are being analyzed and planned. All critical IT system implementations and remediations are expected to be substantially completed by the end of July 1999. The non-IT (plant) projects have identified system components that have a potential issue with rolling dates into the Year 2000. Of these components, 98% are fully compliant and the others are at various stages of progress in the action plan. Substantially all critical non-IT system implementation and remediation is complete or in final stages.
   The cost of the Year 2000 solution, including hardware and software replacement, is expected to be approximately $33.9 million, of which $26.5 million has been expended to date. The Company has expensed approximately $8.5 million in fiscal 1999. The Company estimates $19.6 million of the $33.9 million will be capitalized in accordance with generally accepted accounting principles. These expenditures are anticipated to continue through December 1999.
   Third-party risk is being proactively assessed through inquiries and questionnaires. Significant vendors, electronic commerce customers and financial institutions have been sent inquiries about the status of their compliance for the Year 2000. Additionally, the Company will follow up the inquiries and questionnaires with interviews. This process is expected to be an ongoing evaluation. At this point management cannot determine the level of risk associated with third parties.
   The Company believes its planning efforts are adequate to address its Year 2000 concerns. The Company is developing a worst-case scenario and contingency plan that includes an evaluation of the criticality of each manufacturing process and the determination of possible manual alternatives, including the purchase of additional inventory and related storage for production supplies.
   The Company, while substantially complete on all critical and non-critical IT and non-IT systems, continues to assess the Year 2000 readiness of Animex (See
Note 3) and CFI (See "Subsequent Events" below and Note 15). The preliminary review of CFI's Year 2000 readiness is complete. Approximately 53% of the critical systems are compliant. The remaining systems are targeted to be compliant by September 30, 1999. Management has not determined the level of readiness for Animex. The assessment is expected to be completed by the end of July 1999. The costs of the Year 2000 solution are exclusive of Animex and CFI's remediation efforts.
   While the Company believes that it is taking the appropriate steps to address its readiness for the Year 2000, the costs of the project and expected completion dates are dependent upon the continued availability of certain resources and other factors. There can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that could influence the results may include, but are not limited to, the availability and cost of personnel trained in this area, and the ability to locate and correct all relevant computer codes and similar uncertainties.

SUBSEQUENT EVENTS
Effective May 3, 1999, the Company completed the acquisition of CFI and its affiliated companies and partnership interests for 4.2 million shares of the Company's common stock and the assumption of approximately $231.0 million in debt, plus other liabilities (See Note 15). The acquisition includes 100% of the capital stock of CFI, CFI's 50% interest in Smithfield-Carroll's, CFI's 16% interest in Circle Four, CFI's 50% interest in Tar Heel Turkey Hatchery, 100% of CFI's turkey grow-out operation, CFI's 49% interest in Carolina Turkeys, and certain hog production interests in Brazil and Mexico. The Company will account for this acquisition using the purchase method of accounting.
   Subsequent to the end of fiscal 1999, the Company increased its ownership in Animex from 67% to 80% of total equity.

FORWARD-LOOKING INFORMATION
This report may contain "forward-looking" information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of live hogs, raw materials and supplies, live hog production costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, and actions of domestic and foreign governments.

CONSOLIDATED BALANCE SHEETS
SMITHFIELD FOODS, INC. AND SUBSIDIARIES

(IN THOUSANDS)
FISCAL YEARS ENDED                                                                              MAY 2, 1999      MAY 3, 1998
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                                       $ 30,590         $ 60,522
   Accounts receivable less allowances of $2,656 and $1,541                                         252,332          156,091
   Inventories                                                                                      348,856          249,511
   Prepaid expenses and other current assets                                                         50,302           44,999
----------------------------------------------------------------------------------------------------------------------------
      Total current assets                                                                          682,080          511,123
----------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment:
   Land                                                                                              29,605           15,157
   Buildings and improvements                                                                       404,002          240,032
   Machinery and equipment                                                                          590,139          418,810
   Construction in progress                                                                          59,670           31,873
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  1,083,416          705,872
   Less accumulated depreciation                                                                   (292,640)        (233,652)
----------------------------------------------------------------------------------------------------------------------------
      Net property, plant and equipment                                                             790,776          472,220
----------------------------------------------------------------------------------------------------------------------------


Other assets:
   Investments in partnerships                                                                       80,182           49,940
   Goodwill, net of accumulated amortization of $2,871 and $1,964                                   103,017           12,360
   Other                                                                                            115,559           38,002
----------------------------------------------------------------------------------------------------------------------------
      Total other assets                                                                            298,758          100,302
----------------------------------------------------------------------------------------------------------------------------


                                                                                                 $1,771,614       $1,083,645
----------------------------------------------------------------------------------------------------------------------------
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                MAY 2, 1999      MAY 3, 1998
----------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable                                                                                   $ 63,900        $      --
   Current portion of long-term debt and capital lease obligations                                   25,828            8,511
   Accounts payable                                                                                 207,703          118,909
   Accrued expenses and other current liabilities                                                   168,784          124,515
----------------------------------------------------------------------------------------------------------------------------
      Total current liabilities                                                                     466,215          251,935
----------------------------------------------------------------------------------------------------------------------------
Long-term debt and capital lease obligations                                                        594,241          407,272
----------------------------------------------------------------------------------------------------------------------------

Other noncurrent liabilities:
   Pension and postretirement benefits                                                               62,276           38,486
   Deferred income taxes                                                                             31,523           11,745
   Other                                                                                             17,638            8,120
----------------------------------------------------------------------------------------------------------------------------
      Total other noncurrent liabilities                                                            111,437           58,351

Minority interests                                                                                   57,475            5,077
----------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies
----------------------------------------------------------------------------------------------------------------------------

Shareholders' equity:
   Preferred stock, $1.00 par value, 1,000,000 authorized shares                                         --               --
   Common stock, $.50 par value, 100,000,000 shares authorized;
      41,847,359 and 37,537,362 issued shares                                                        20,924           18,769
   Paid-in capital                                                                                  180,020           96,971
   Retained earnings                                                                                340,154          245,270
   Accumulated other comprehensive income                                                             1,148               --
----------------------------------------------------------------------------------------------------------------------------

      Total shareholders' equity                                                                    542,246          361,010
----------------------------------------------------------------------------------------------------------------------------

                                                                                                 $1,771,614       $1,083,645
----------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
SMITHFIELD FOODS, INC. AND SUBSIDIARIES

(IN THOUSANDS, EXCEPT PER SHARE DATA)
FISCAL YEARS                                                                         1999              1998             1997
----------------------------------------------------------------------------------------------------------------------------
Sales                                                                          $3,774,989        $3,867,442       $3,870,611
Cost of sales                                                                   3,235,414         3,479,629        3,546,816
----------------------------------------------------------------------------------------------------------------------------
Gross profit                                                                      539,575           387,813          323,795

Selling, general and administrative expenses                                      295,610           219,861          191,225
Depreciation expense                                                               63,524            42,300           35,825
Interest expense                                                                   40,521            31,891           26,211
Minority interests                                                                 (3,518)              199            2,857
Nonrecurring charge (See Note 12)                                                     --             12,600               --
----------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                        143,438            80,962           67,677

Income taxes                                                                       48,554            27,562           22,740
----------------------------------------------------------------------------------------------------------------------------

Net income                                                                       $ 94,884          $ 53,400         $ 44,937
----------------------------------------------------------------------------------------------------------------------------

Net income available to common shareholders                                      $ 94,884          $ 53,400         $ 43,699
----------------------------------------------------------------------------------------------------------------------------

Net income per basic common share                                                $   2.39          $   1.42         $   1.21
----------------------------------------------------------------------------------------------------------------------------

Net income per diluted common share                                              $   2.32          $   1.34         $   1.17
----------------------------------------------------------------------------------------------------------------------------
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF CASH FLOWS
SMITHFIELD FOODS, INC. AND SUBSIDIARIES

(IN THOUSANDS)
FISCAL YEARS                                                                         1999              1998             1997
----------------------------------------------------------------------------------------------------------------------------
Operating activities:
   Net income                                                                    $ 94,884          $ 53,400         $ 44,937
   Depreciation and amortization                                                   68,566            45,872           39,057
   Deferred income taxes                                                           20,737            14,752            7,810
   (Gain) loss on sale of property and equipment                                     (138)              216           (3,288)
   Changes in operating assets and liabilities, net of effect of acquisitions:
      Accounts receivable                                                             954            15,115          (12,606)
      Inventories                                                                 (17,680)           11,672          (30,008)
      Prepaid expenses and other current assets                                    (2,225)          (10,550)          (1,605)
      Other assets                                                                (55,563)           (7,746)         (10,410)
      Accounts payable, accrued expenses and other liabilities                     13,849           (25,194)           9,377
----------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                         123,384            97,537           43,264
----------------------------------------------------------------------------------------------------------------------------
Investing activities:
   Capital expenditures                                                           (95,447)          (92,913)         (69,147)
   Business acquisitions, net of cash acquired                                   (151,223)           (7,810)         (34,835)
   Investments in partnerships                                                    (16,206)           (5,357)          (7,293)
   Proceeds from sale of property and equipment                                       991             1,153            4,141
   Other investing activities                                                         --                --              (113)
----------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                            (261,885)         (104,927)        (107,247)
----------------------------------------------------------------------------------------------------------------------------
Financing activities:
   Net (repayments) borrowings on notes payable                                    24,182           (75,000)         (33,063)
   Proceeds from issuance of long-term debt                                        22,948           450,050          171,250
   Net borrowings on long-term credit facility                                     71,000               --                --
   Principal payments on long-term debt and capital lease obligations             (21,754)         (333,053)         (76,974)
   Exercise of common stock options                                                12,155               124            1,270
   Dividends on preferred stock                                                       --                --            (1,238)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                         108,531            42,121           61,245
----------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                              (29,970)           34,731           (2,738)
Effect of foreign exchange rate changes on cash                                        38               --                --
Cash and cash equivalents at beginning of year                                     60,522            25,791           28,529
----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                         $ 30,590          $ 60,522         $ 25,791
----------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
   Interest paid, net of amount capitalized                                      $ 37,696          $ 31,428         $ 25,751
----------------------------------------------------------------------------------------------------------------------------
   Income taxes paid                                                             $ 15,306          $ 10,179         $ 15,043
----------------------------------------------------------------------------------------------------------------------------
   Non-cash investing and financing activities:
      Refinancing of long-term debt                                              $     --          $     --         $ 59,707
----------------------------------------------------------------------------------------------------------------------------
      Conversion of preferred stock to common stock                              $     --          $     --         $ 20,000
----------------------------------------------------------------------------------------------------------------------------
      Common stock issued for acquisitions                                       $ 73,049          $     --         $     --
----------------------------------------------------------------------------------------------------------------------------
      Conversion of advances to investments in partnerships                      $     --          $     --         $  7,691
----------------------------------------------------------------------------------------------------------------------------
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
SMITHFIELD FOODS, INC. AND SUBSIDIARIES

                                                                                        ACCUMULATED
                                                                                              OTHER
                                 COMMON STOCK COMMON STOCK      PAID-IN     RETAINED  COMPREHENSIVE     TREASURY
(IN THOUSANDS)                         SHARES    PAR VALUE      CAPITAL     EARNINGS         INCOME        STOCK         TOTAL
------------------------------------------------------------------------------------------------------------------------------
Balance, April 28, 1996                18,453      $ 9,227     $ 92,762     $148,171        $    --      $(7,643)     $242,517
Comprehensive income:
   Net income                              --           --          --        44,937             --           --        44,937
                                                                                                                      --------
      Total comprehensive income           --           --          --            --             --           --        44,937
                                                                                                                      --------
Conversion of preferred stock             667          333       19,667           --             --           --        20,000
Exercise of stock options                  77           38        1,232           --             --           --         1,270
Dividends on preferred stock               --           --           --       (1,238)            --           --        (1,238)
------------------------------------------------------------------------------------------------------------------------------
Balance, April 27, 1997                19,197        9,598      113,661      191,870             --       (7,643)      307,486
Comprehensive income:
   Net income                              --           --           --       53,400             --           --        53,400
                                                                                                                      --------
      Total comprehensive income           --           --           --           --             --           --        53,400
                                                                                                                      --------
Two-for-one stock split                19,200        9,600       (9,600)          --             --           --            --
Exercise of stock options                  14            8          116           --             --           --           124
Reclassification of treasury stock       (874)        (437)      (7,206)          --             --        7,643            --
------------------------------------------------------------------------------------------------------------------------------
Balance, May 3, 1998                   37,537       18,769       96,971      245,270             --           --       361,010
Comprehensive income:
   Net income                              --           --           --       94,884             --           --        94,884
   Other comprehensive income              --           --          --            --          1,148           --         1,148
                                                                                                                      --------
      Total comprehensive income           --           --           --           --             --           --        96,032
                                                                                                                      --------
Common stock issued                     2,986        1,493       71,556           --             --           --        73,049
Exercise of stock options               1,324          662       11,493           --             --           --        12,155
------------------------------------------------------------------------------------------------------------------------------
Balance, May 2, 1999                   41,847      $20,924     $180,020     $340,154         $1,148      $    --      $542,246
------------------------------------------------------------------------------------------------------------------------------
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SMITHFIELD FOODS, INC. AND SUBSIDIARIES
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)


NOTE 1 -- SUMMARY OF SIGNIFICANT
ACCOUNTING POLICIES
NATURE OF BUSINESS
Smithfield Foods, Inc. and subsidiaries (the "Company") operates as a producer, manufacturer, marketer, seller and distributor of fresh and processed meats. The Company's principal slaughtering and further processing operations are conducted through the Meat Processing Group ("MPG") which consists of six wholly owned domestic pork processing subsidiaries, Gwaltney of Smithfield, Ltd. ("Gwaltney"), John Morrell & Co. ("John Morrell"), Lykes Meat Group, Inc. ("Lykes"), North Side Foods Corp. ("North Side"), Patrick Cudahy Incorporated ("Patrick Cudahy") and The Smithfield Packing Company, Incorporated ("Smithfield Packing"), and three international meat processing subsidiaries, Animex S.A. ("Animex"), a 67%-owned Polish subsidiary, Schneider Corporation ("Schneider"), a 63%-owned Canadian subsidiary, and Societe Bretonne de Salaisons ("SBS"), a wholly owned French subsidiary. The Company's hog production operations are conducted through the Hog Production Group ("HPG") which consists of Brown's of Carolina, Inc. ("Brown's"), an 86%-owned subsidiary of the Company, a 50% interest in Smithfield-Carroll's ("Smithfield-Carroll's"), a joint hog production arrangement between the Company and an affiliate of Carroll's Foods, Inc. ("CFI") and an 84% interest in Circle Four ("Circle Four"), a joint hog production arrangement between the Company and affiliates of CFI. Effective May 3, 1999, the Company acquired CFI and its affiliated companies and partnership interests (See Note 15).

BASIS OF PRESENTATION
The accompanying consolidated financial statements include the accounts of the Company after elimination of all material intercompany balances and transactions. Investments in partnerships are recorded using the equity method of accounting.

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures.
Actual results could differ from those estimates.
   Fiscal 1999 and 1997 included 52 weeks of operations compared to fiscal 1998 which included 53 weeks of operations.

FOREIGN CURRENCY TRANSLATION

Financial statements of foreign operations, where the local currency is the functional currency, are translated using exchange rates in effect at period end for assets and liabilities, and average exchange rates during the period for results of operation. Related translation adjustments are reported as a component of other comprehensive income in shareholders equity. All amounts presented in the consolidated financial statements are in US dollars.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying value of cash equivalents approximates market value. As of May 2, 1999 and May 3, 1998, cash and cash equivalents include $3,400 and $30,100, respectively, in short-term marketable securities.

INVENTORIES
The Company's inventories are valued at the lower of first-in, first-out cost or market. Cost includes direct materials, labor and applicable manufacturing and production overhead. Inventories consist of the following:

                                     MAY 2, 1999 MAY 3, 1998
--------------------------------------------------------------------------------
Fresh and processed meats               $219,647    $171,090
Hogs on farms                             83,352      49,263
Manufacturing supplies                    30,201      18,538
Other                                     15,656      10,620
--------------------------------------------------------------------------------
                                        $348,856    $249,511
--------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS
The Company uses commodity hedging instruments, including futures and options, to reduce the risk of price fluctuations related to future raw material requirements and product sales. The terms of such instruments generally do not exceed twelve months and depend on the commodity and other market factors. The Company attempts to closely match the commodity contract expiration periods with the dates for product sale and delivery. Gains and losses from hedging transactions are recognized when the related sales and purchases are made.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets. Buildings and improvements are depreciated over periods from 20 to 40 years. Machinery and equipment is depreciated over periods from two to 20 years. Breeding stock is depreciated over two and one-half years. Repair and maintenance charges are expensed as incurred. Improvements that materially extend the life of the asset are capitalized. Gains and losses from dispositions or retirements of property, plant and equipment are recognized currently.
   Interest on capital projects is capitalized during the construction period. Total interest capitalized was $2,377 in fiscal 1999, $2,530 in fiscal 1998 and $2,640 in fiscal 1997. Repair and maintenance expenses totaled $120,833, $106,481 and $89,670 in fiscal 1999, 1998 and 1997, respectively.

OTHER ASSETS
Goodwill is amortized over no more than 40 years. Deferred debt issuance costs are amortized over the terms of the related loan agreements.

REVENUE RECOGNITION
Revenues from product sales are recorded upon shipment to customers.

ENVIRONMENTAL EXPENDITURES
Environmental expenditures that relate to current or future operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and cleanups are probable and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the Company's commitment to a formal plan of action (See Note 12).

SELF-INSURANCE PROGRAMS
The Company is self-insured for certain levels of general and vehicle liability, workers' compensation and health care coverage. The cost of these self-insurance programs is accrued based upon estimated settlements for known and anticipated claims. Any resulting adjustments to previously recorded reserves are reflected in current operating results.

NET INCOME PER SHARE
The Company presents a dual computation of net income per share (See Note 13). The basic computation is based on weighted-average common shares outstanding during the period. The diluted computation reflects the potentially dilutive effect of common stock equivalents such as options and convertible preferred stock during the period.

RECENTLY ISSUED ACCOUNTING STANDARDS
In fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established new rules for reporting and display of comprehensive income and its components. The adoption of SFAS 130 had no impact on the Company's net income.
   In fiscal 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 established standards for determining an entity's operating segments and for disclosure of financial information on such segments. The adoption of SFAS 131 had no impact on the Company's financial position or results of operations (See Note 14).
   In fiscal 1999, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits--an amendment of statements No. 87, 88 and 106" ("SFAS 132"). SFAS 132 standardized the disclosure requirement for pensions and other postretirement benefits and, to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. The adoption of SFAS 132 had no impact on the Company's financial position or results of operations (See Note 9).
   In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 established accounting and reporting standards for derivative instruments and hedging activities and requires, among other things, that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS 133 is not required to be adopted until fiscal 2001. The Company has not completed the analysis required to estimate the impact of the standard.

RECLASSIFICATIONS
Certain prior year amounts have been restated to conform to fiscal 1999 presentations.

NOTE 2 -- RISK MANAGEMENT
Substantially all of the Company's products are produced from commodity-based raw materials, corn and soybean meal in the HPG and live hogs in the MPG. The cost of corn and soybean meal (the principal feed ingredients for hogs) and live hogs are subject to wide fluctuations due to unpredictable factors such as weather conditions, economic conditions, government regulation and other unforeseen circumstances. The pricing of the Company's fresh pork and processed meats is monitored and adjusted upward and downward in reaction to changes in the cost of the underlying raw materials. The unpredictability of the raw material costs limits the Company's ability to forward price fresh pork and processed meat products without the use of commodity contracts through a program of price-risk management. The Company uses price-risk management to enhance its ability to engage in forward sales contracts, where prices for future deliveries are fixed, by purchasing (or selling) commodity contracts for future periods to reduce or eliminate the effect of fluctuations in future raw material costs on the profitability of the related sales. While this may tend to limit the Company's ability to participate in gains from favorable commodity price fluctuation, it also tends to reduce the risk of loss from adverse changes in raw material prices. In addition, the Company utilizes commodity contracts for live hogs and grains to manage hog production margins when management determines the conditions are correct for such hedges. The particular hedging methods employed and the time periods for the contracts depend on a number of factors, including the availability of adequate contracts for the respective periods for the hedge. The Company attempts to closely match the commodity contract expiration periods with the dates for product sale and delivery. As of May 2, 1999 and May 3, 1998, the Company had deferred $8,895 and $1,867, respectively, of unrealized hedging gains on outstanding futures contracts. As of May 2, 1999 and May 3, 1998, the Company had open futures contracts with contract values of $219,748 and $97,072, respectively. As of May 2, 1999 and May 3, 1998, the Company had deposits with brokers for outstanding futures contracts of $15,591 and $10,888, respectively, included in prepaid expenses and other current assets.
   For open futures contracts, the Company uses a sensitivity analysis technique to evaluate the effect that changes in the market value of commodities will have on these commodity derivative instruments. As of May 2, 1999, the potential change in fair value of open future contracts, assuming a 10% change in the underlying commodity price, was $10,418.

NOTE 3 -- ACQUISITIONS
In the third quarter of fiscal 1999, the Company acquired 100% of the voting common shares of Schneider and approximately 59% of its Class A non-voting shares, which in the aggregate represents approximately 63% of the total equity of Schneider, in exchange for approximately 2,527,000 Exchangeable Shares of Smithfield Canada Limited, a wholly owned subsidiary of the Company. Each Exchangeable Share is exchangeable by the holder at any time for one common share of the Company. Schneider produces and markets fresh pork and a full line of processed meats and is the second largest meat processing company in Canada.
   The total purchase price of $69,700 was allocated to assets acquired and liabilities assumed based on fair values at the date of the acquisition. The balance of the purchase price in excess of the fair value of assets acquired and liabilities assumed at the date of acquisition was recorded as an intangible asset totaling $36,900. Had the acquisition of Schneider occurred at the beginning of fiscal 1998, sales, net income and net income per diluted share would have been $4,053,798, $98,146 and $2.33 for fiscal 1999 and $4,405,239,
$59,447 and $1.40 for fiscal 1998.
   In April 1999 the Company acquired, in a tender offer, 11,500,000 shares of the capital stock of Animex, the largest meat and poultry processing company in Poland. Following the tender offer, the Company's ownership represented 67% of the total equity and 51% voting control of Animex. A preliminary allocation of the purchase price was made to assets acquired and liabilities assumed based on their estimated fair values. The final purchase price allocation will be determined during fiscal 2000 when appraisals, other studies and additional information become available. Had the acquisition of Animex occurred at the beginning of the fiscal 1999, sales would have been approximately $4,175,000, and it would not have had a material effect on net income or net income per diluted share.
   In September 1998, the Company acquired all of the capital stock of SBS, the largest private-label manufacturer of ham, pork shoulder and bacon products in France.
   In October 1998, the Company acquired all of the assets and business of North Side, a major domestic supplier of precooked sausage to McDonald's Corporation.
   Each of these acquisitions was accounted for using the purchase method of accounting and, accordingly, the accompanying financial statements include the financial position and results of operations from the dates of acquisition. Had the acquisitions of North Side and SBS occurred at the beginning of fiscal 1999, it would not have had a material effect on sales, net income or net income per diluted share for the year ended May 2, 1999.
   In addition, during fiscal 1999, the Company increased its ownership in the Circle Four hog production operation from 37% to 84%, requiring the Company to consolidate the accounts of Circle Four and to discontinue using the equity method of accounting. During fiscal 1998 and 1997, Circle Four was accounted for using the equity method of accounting.

NOTE 4 -- SMITHFIELD-CARROLL'S
The Company has an arrangement with certain affiliates of CFI to produce hogs for the Company's meat processing plants in North Carolina and Virginia. The arrangement ("Smithfield-Carroll's") involves: (1) Smithfield-Carroll's Farms, a partnership owned jointly by the Company and Carroll's Farms of Virginia, Inc. ("CFAV"), which owns the hog raising facilities, and (2) a long-term purchase contract between the Company and Carroll's

Foods of Virginia, Inc. ("CFOV"), which leases and operates the facilities, obligating the Company to purchase all the hogs produced by CFOV at prices equivalent to market at the time of delivery. In addition, the Company has a long-term agreement to purchase hogs from CFI at prices which, in the opinion of management, are equivalent to market. A director of the Company is the president and a director of CFI, CFAV and CFOV.
   As of May 2, 1999 and May 3, 1998, the Company had investments of $30,031 and $29,357, respectively, in the Smithfield-Carroll's partnership. Profits and losses are shared equally under the arrangement.
   Substantially all revenues of the partnership consist of lease payments from CFOV which cover debt service, depreciation charges and other operating expenses. For the fiscal years 1999, 1998 and 1997, revenues were $7,680, $7,386 and $8,227, respectively.
   Pursuant to the long-term purchase contract, the Company purchased $53,282, $79,087 and $93,049 of live hogs from CFOV in fiscal 1999, 1998 and 1997, respectively. The contract resulted in increased raw material costs (as compared to market costs) of $12,465 in fiscal 1999 and decreased raw material costs of $359 and $5,245 in fiscal 1998 and 1997, respectively. Pursuant to the agreement with CFI, the Company purchased $161,965, $246,371 and $269,499 of hogs in fiscal 1999, 1998 and 1997, respectively.
   Effective May 3, 1999, the Company purchased CFI in a business combination (See Note 15).

NOTE 5 -- DEBT
Long-term debt consists of the following:

                                                                                                MAY 2, 1999      MAY 3, 1998
----------------------------------------------------------------------------------------------------------------------------
7.625% senior subordinated notes, due February 2008                                                $200,000         $200,000
8.52% senior notes, due August 2006                                                                 100,000          100,000
Long-term credit facility, expiring July 2002                                                        71,000               -
Libor + 1.50% notes, payable through December 2005                                                   42,534               -
8.34% senior notes, due August 2003                                                                  40,000           40,000
Euribor 3 mos. + .50% French Franc notes, payable through April 2004                                 19,355               -
8.41% senior notes, payable through August 2004                                                      14,779           14,779
9.70% Canadian dollar notes, payable through September 2010                                          13,114               -
Libor + 1.50% notes, payable through December 2006                                                   13,000               -
9.85% senior notes, payable through November 2006                                                    10,333           11,333
8.41% senior notes, payable through August 2006                                                       9,853            9,853
8.56% Canadian dollar notes, payable through November 2003                                            9,749               -
8.03% weighted average notes, payable July 1999 through October 2017                                 41,113               -
Other Euribor weighted average 3 mos. + .72% notes, due December 2000 through November 2003          11,865           20,876
Miscellaneous                                                                                         5,841               -
----------------------------------------------------------------------------------------------------------------------------
                                                                                                    602,536          396,841
Less current portion                                                                                (24,102)          (7,020)
----------------------------------------------------------------------------------------------------------------------------
                                                                                                   $578,434         $389,821
----------------------------------------------------------------------------------------------------------------------------

   Scheduled maturities of long-term debt are as follows:

--------------------------------------------------------------------------------
Fiscal year
2000                                                $ 24,102
2001                                                  25,487
2002                                                  24,371
2003                                                  94,711
2004                                                  89,804
Thereafter                                           344,061
--------------------------------------------------------------------------------
                                                    $602,536
--------------------------------------------------------------------------------

   In fiscal 1998, the Company issued $200,000 in aggregate principal amount of 10-year 7.625% senior subordinated notes. The net proceeds from the sale of the notes were used to repay indebtedness under the Company's revolving credit facility with the balance invested in short-term marketable securities.
   In fiscal 1997, the Company privately placed $140,000 of senior secured notes with a group of institutional lenders. The placement consisted of $40,000 of seven-year 8.34% notes and $100,000 of 10-year 8.52% notes secured by four of the Company's major processing plants. The proceeds of the financing were used to repay $65,200 of long-term bank debt and to reduce short-term borrowings. In conjunction with the placement of the senior secured notes, the Company refinanced $59,707 of existing institutional long-term debt with the same institutional lenders. The refinancing resulted in revised maturity dates and repayment schedules for the refinanced debt; however, no additional proceeds resulted from this refinancing.
   In fiscal 1998, the Company entered into a loan agreement with a bank group for a five-year $300,000 revolving credit facility. In connection with this refinancing, the Company repaid all borrowings under its previous $300,000 credit facilities, which were terminated. The borrowings are prepayable and bear interest, at the Company's option, at various rates based on margins over the federal funds rate or Eurodollar rate. The Company has aggregate credit facilities totaling $402,000 including a $300,000 revolving credit facility with a bank group which expires July 2002. As of May 2, 1999, the Company had unused capacity under these credit facilities of $214,000. Included in the aggregate credit facilities are $102,000 of short-term credit facilities with various U.S. and international banks assumed in connection with businesses acquired during fiscal 1999. These short-term credit facilities are classified as notes payable in the Consolidated Balance Sheet. These facilities are generally at prevailing market rates. The Company pays a commitment fee on the unused portion of the $300,000 revolving credit facility.
   Average borrowings under credit facilities were $74,820 in fiscal 1999, $149,723 in fiscal 1998 and $165,071 in fiscal 1997 at average interest rates of approximately 6%, 7% and 7%, respectively. Maximum borrowings were $152,510 in fiscal 1999, $247,000 in fiscal 1998 and $215,000 in fiscal 1997. Total outstanding borrowings were $134,900 as of May 2, 1999, at an average interest rate of 7%. There were no borrowings under the facility as of May 3, 1998.
   The senior subordinated notes are unsecured. Senior notes are secured by four of the Company's major processing plants and certain other property, plant and equipment. The $300,000 credit facility is secured by substantially all of the Company's U.S. inventories and accounts receivable.
   The Company determines the fair value of public debt using quoted market prices and values all other debt using discounted cash flow techniques at estimated market prices for similar issues. As of May 2, 1999, the fair value of long-term debt, based on the market value of debt with similar maturities and covenants, was approximately $599,015.
   The Company's various debt agreements contain financial covenants that require the maintenance of certain levels and ratios for working capital, net worth, current ratio, fixed charges, capital expenditures and, among other restrictions, limit additional borrowings, the acquisition, disposition and leasing of assets, and payments of dividends to shareholders.

NOTE 6 -- INCOME TAXES
Income tax expense consists of the following:

                                1999        1998        1997
--------------------------------------------------------------------------------
Current tax expense:
   Federal                   $20,445     $11,315     $12,765
   State                       5,409       2,043       2,805
   Foreign                     1,963          --          --
--------------------------------------------------------------------------------
                              27,817      13,358      15,570
--------------------------------------------------------------------------------
Deferred tax expense
   (benefit):
   Federal                    19,924      15,684       9,424
   State                      (2,082)     (1,480)     (2,254)
   Foreign                     2,895          --          --
--------------------------------------------------------------------------------
                              20,737      14,204       7,170
--------------------------------------------------------------------------------
                             $48,554     $27,562     $22,740
--------------------------------------------------------------------------------

   A reconciliation of taxes computed at the federal statutory rate to the provision for income taxes is as follows:

                                  1999        1998        1997
--------------------------------------------------------------------------------
Federal income taxes
   at statutory rate              35.0%       35.0%       35.0%
State income taxes, net of
   federal tax benefit             2.5         1.0         1.7
Nondeductible settlements         --           4.5         1.6
Foreign sales corporation
   benefit                        (1.4)       (2.0)       (1.4)
Benefits of certain
   insurance contracts            (1.1)       (3.3)       (3.6)
Other                             (1.1)       (1.2)        0.3
--------------------------------------------------------------------------------
                                  33.9%       34.0%       33.6%
--------------------------------------------------------------------------------

   The tax effects of temporary differences consist of the following:

                                     MAY 2, 1999 MAY 3, 1998
--------------------------------------------------------------------------------
Deferred tax assets:
   Employee benefits                     $17,748     $23,264
   Alternative minimum tax credit          5,283       5,781
   Tax credits, carryforwards and
     net operating losses                 14,308      12,773
   Inventories                             1,627       1,286
   Accrued expenses                        5,398      12,867
--------------------------------------------------------------------------------
                                         $44,364     $55,971
--------------------------------------------------------------------------------

Deferred tax liabilities:
   Property, plant and equipment         $47,876     $36,488
   Investments in subsidiaries             3,293         719
   Other assets                            4,167       6,875
--------------------------------------------------------------------------------
                                         $55,336     $44,082
--------------------------------------------------------------------------------

   As of May 2, 1999 and May 3, 1998, the Company had $20,551 and $23,634, respectively, of net current deferred tax assets included in prepaid expenses and other current assets. The Company had no valuation allowance related to income tax assets as of May 2, 1999 or May 3, 1998, and there was no change in the valuation allowance during fiscal 1999 and 1998.
   The tax credits, carryforwards and net operating losses expire from fiscal 2000 to 2013. The alternative minimum tax credits do not expire.
   As of May 2, 1999, foreign subsidiary net earnings of $7,195 were considered permanently reinvested in those businesses. Accordingly, federal income taxes have not been provided for such earnings. It is not practicable to determine the amount of unrecognized deferred tax liabilities associated with such earnings.

NOTE 7 -- ACCRUED EXPENSES AND
OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consist of the following:
                                     MAY 2, 1999 MAY 3, 1998
--------------------------------------------------------------------------------
Payroll and related benefits            $ 60,079    $ 46,834
Self-insurance reserves                   33,870      24,794
Pension and postretirement benefits       12,671      23,931
Other                                     62,164      28,956
--------------------------------------------------------------------------------
                                        $168,784    $124,515
--------------------------------------------------------------------------------

NOTE 8 -- SHAREHOLDERS' EQUITY
AND PREFERRED STOCK
REINCORPORATION AND TREASURY STOCK
In fiscal 1998, the Company's shareholders approved the reincorporation of the Company in Virginia from Delaware. The purpose of the reincorporation was to reduce annual franchise taxes and does not affect the Company's capitalization or the manner in which it operates. Since Virginia law does not recognize treasury stock, the shares previously classified as treasury stock reverted to unissued shares resulting in a reduction in common stock and additional paid-in capital for the cost basis of the shares.

STOCK SPLIT
On September 26, 1997, the Company effected a two-for-one split of its common stock. Stock option agreements provide for the issuance of additional shares for the stock split. All stock options outstanding and per share amounts for all periods reflect the effect of this split.

ISSUANCE OF COMMON STOCK
In fiscal 1999, the Company issued 2,527,000 Exchangeable Shares of Smithfield Canada Limited, a wholly owned subsidiary of the Company, in exchange for the voting common shares and the Class A non-voting shares of Schneider Corporation. Each Exchangeable Share is exchangeable by the holder at any time for one common share of the Company. The Company considers each Exchangeable Share as equivalent to a share of its common stock and therefore these shares are included in common stock issued on the consolidated balance sheets and in the computation of net income per share.
   Also in fiscal 1999, the Company issued 459,000 shares of its common stock as part of the purchase price for North Side.

PREFERRED STOCK
The Company has 1,000,000 shares of $1.00 par value preferred stock authorized, none of which are issued. The board of directors is authorized to issue preferred stock in series and to fix, by resolution, the designation, dividend rate, redemption provisions, liquidation rights, sinking fund provisions, conversion rights and voting rights of each series of preferred stock.
   In fiscal 1997, all of the Series C 6.75% cumulative convertible redeemable preferred stock, totaling $20,000, was converted into 1,333,332 split-adjusted shares of the Company's common stock at $15.00 per share.

STOCK OPTIONS
Under the Company's 1984 Stock Option Plan (the "1984 Plan"), officers and certain key employees were granted incentive and nonstatutory stock options to purchase shares of the Company's common stock for periods not exceeding 10 years at prices that were not less than the fair market value of the common stock on the date of grant. Stock appreciation rights which are exercisable upon a change in control of the Company are attached to the options granted pursuant to the 1984 Plan. The 1984 Plan expired in fiscal 1999 with the final exercise of options.
   Under the Company's 1992 Stock Incentive Plan (the "1992 Plan"), management and other key employees may be granted nonstatutory stock options to purchase shares of the Company's common stock exercisable five years after grant for periods not exceeding 10 years. The exercise price for options granted prior to August 31, 1994 was not less than 150% of the fair market value of the common stock on the date of grant. On August 31, 1994 the Company amended and restated the 1992 Plan, changing the exercise price of options granted on or after that date to not less than the fair market value of the common stock on the date of grant. The Company reserved 2,500,000 shares of common stock under the 1992 Plan. As of May 2, 1999, there were 294,000 options available for grant under the 1992 Plan.
   Under the Company's 1998 Stock Incentive Plan (the "1998 Plan"), management and other key employees may be granted nonstatutory stock options to purchase shares of the Company's common stock exercisable five years after grant for periods not exceeding 10 years. The Company reserved 1,500,000 shares under the 1998 Plan. As of May 2, 1999, there were no options granted under this plan.

   The following is a summary of transactions for the 1984 Plan and the 1992 Plan during fiscal 1997, 1998 and 1999.

                                                        WEIGHTED
                                                         AVERAGE
                                           NUMBER       EXERCISE
                                        OF SHARES          PRICE
--------------------------------------------------------------------------------
Outstanding at April 28, 1996          3,603,000         $ 8.86
   Granted                               160,000          15.67
   Exercised                            (154,000)          3.11
   Cancelled                            (540,000)         12.29
--------------------------------------------------------------------------------
Outstanding at April 27, 1997          3,069,000           8.90
   Granted                               314,000          25.39
   Exercised                             (17,000)          4.06
--------------------------------------------------------------------------------
Outstanding at May 3, 1998             3,366,000          10.47
   Granted                               260,000          27.96
   Exercised                          (1,323,500)          4.42
   Cancelled                            (160,000)         15.56
--------------------------------------------------------------------------------
Outstanding at May 2, 1999             2,142,500         $15.95
--------------------------------------------------------------------------------

   As of May 2, 1999, May 3, 1998 and April 27, 1997, the number of option shares exercisable was 1,127,500, 1,260,000 and 1,278,000, respectively, at weighted average exercise prices of $11.53, $4.06 and $4.06, respectively.
   The following table summarizes information about stock options outstanding as of May 2, 1999.

                                     WEIGHTED
                        OPTION        AVERAGE       WEIGHTED
                        SHARES      REMAINING        AVERAGE
EXERCISE           OUTSTANDING    CONTRACTUAL       EXERCISE
PRICE RANGE        MAY 2, 1999           LIFE          PRICE
--------------------------------------------------------------------------------
$10.72 to 11.75     1,227,500             4.6        $11.51
 13.63 to 15.31       310,000             6.7         13.74
 16.47 to 18.78       110,000             7.8         17.05
 26.25 to 29.19       440,000             8.8         27.56
 31.63 to 32.75        55,000             8.6         32.38
--------------------------------------------------------------------------------

   Stock options with an exercise price of $11.53 per share are the only options exercisable as of May 2, 1999.

   The Company does not recognize compensation costs for its stock option plans. Had the Company determined compensation costs based on the fair value at the grant date for its stock options granted subsequent to fiscal 1995, the Company's net income and net income per common share would have been reduced to the pro forma amounts as follows:

                                1999        1998        1997
--------------------------------------------------------------------------------
Net income, as reported      $94,884     $53,400     $44,937
Pro forma net income          93,705      52,571      44,553
Net income per common
   share, as reported:
   Basic                      $ 2.39      $ 1.42      $ 1.21
   Diluted                      2.32        1.34        1.17
Pro forma net income per
   common share:
   Basic                      $ 2.36      $ 1.40      $ 1.20
   Diluted                      2.29        1.32        1.16
--------------------------------------------------------------------------------

   The weighted-average fair values of option shares granted were $13.40, $11.88 and $7.62 for fiscal 1999, 1998 and 1997, respectively. The fair value of each stock option share granted is estimated at date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                   1999        1998        1997
--------------------------------------------------------------------------------
Expected option life               7.0 years   6.0 years   6.0 years
Expected annual volatility        35.0%       35.0%       35.0%
Risk-free interest rate            5.3%        6.3%        6.2%
Dividend yield                     0.0%        0.0%        0.0%
--------------------------------------------------------------------------------

PREFERRED SHARE PURCHASE RIGHTS
As part of the reincorporation, the Company adopted a preferred share purchase rights plan (the "Rights Plan") and declared a dividend of one preferred share purchase right (a "Right") on each outstanding share of common stock. Under the terms of the Rights Plan, if the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value of twice such price. In addition, if a person or group acquires 20% (or other applicable percentage, as summarized in the Rights Plan) or more of the outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of shares of common stock having a market value of twice such price.

   Each Right will entitle its holder to buy one one-thousandth of a Series A junior participating preferred share ("Preferred Share"), par value $1.00 per share, at an exercise price of $37.50 subject to adjustment. Each Preferred Share will entitle its holder to 1,000 votes and will have an aggregate dividend rate of 1,000 times the amount, if any, paid to holders of common stock. The Rights will expire on May 31, 2001, unless the date is extended or unless the Rights are earlier redeemed or exchanged at the option of the board of directors for $.0001 per Right. Generally, each share of common stock issued after May 31, 1991 will have one Right attached.

NOTE 9 -- PENSION AND OTHER
RETIREMENT PLANS
The Company sponsors several defined benefit pension plans covering substantially all U.S. and Canadian employees. Pension plans covering salaried employees provide benefits based on years of service and average salary levels. Pension plans covering hourly employees provide benefits of stated amounts for each year of service. In general, the Company's funding policy for pension plans is to contribute annually the minimum amount required under government regulations. The pension plan assets are invested primarily in equities, debt securities, insurance contracts and money market funds.
   The Company provides health care and life insurance benefits for certain retired employees. These plans are unfunded and generally pay covered costs reduced by retiree premium contributions, co-payments and deductibles.
The Company retains the right to modify or eliminate these benefits.
   The changes in the status of the Company's pension and postretirement plans, the related components of pension and postretirement expense and the amounts recognized in the Consolidated Balance Sheets are as follows:


--------------------------------------------------------------------------------------------------------------------------------
                                                                  PENSION BENEFITS                POSTRETIREMENT BENEFITS
                                                            MAY 2, 1999       MAY 3, 1998       MAY 2, 1999      MAY 3, 1998
----------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation
   Benefit obligation at beginning of year                     $242,554          $215,919          $ 10,817          $ 9,630
      Service cost                                                6,626             4,104               397               58
      Interest cost                                              22,007            16,730             1,416              741
      Plan amendments                                            15,681                --                --               --
      Acquisitions                                              156,343                --            18,843               --
      Benefits paid                                             (22,285)          (16,590)           (1,055)            (895)
      Foreign currency changes                                   10,676                --             1,138               --
      Actuarial (gain) loss                                      11,150            22,391            (1,262)           1,283
----------------------------------------------------------------------------------------------------------------------------
   Benefit obligation at end of year                            442,752           242,554            30,294           10,817
----------------------------------------------------------------------------------------------------------------------------
Change in plan assets
   Fair value of plan assets at beginning of year               203,392           170,596                --               --
      Actual return on plan assets                               12,979            35,052                --               --
      Acquisitions                                              172,116                --                --               --
      Employer contributions                                     19,049            14,334               984              895
      Foreign currency changes                                   11,474                --                --               --
      Benefits paid                                             (22,285)          (16,590)             (984)            (895)
----------------------------------------------------------------------------------------------------------------------------
   Fair value of plan assets at end of year                     396,725           203,392                --               --
----------------------------------------------------------------------------------------------------------------------------
Reconciliation of accrued cost
   Funded status                                                (46,027)          (39,162)          (30,294)         (10,817)
   Unrecognized actuarial (gain) or loss                         11,303           (12,995)             (490)           1,060
   Unrecognized prior service cost                               15,728               797                --               --
----------------------------------------------------------------------------------------------------------------------------
      Accrued cost at end of year                             $ (18,996)        $ (51,360)         $(30,784)         $(9,757)
----------------------------------------------------------------------------------------------------------------------------
Amounts recognized in the statement of
      financial position consist of
   Prepaid benefit cost                                        $ 19,546           $ 1,300               $--              $--
   Accrued benefit liability                                    (44,163)          (52,660)          (30,784)          (9,757)
   Intangible asset                                                 410                --                --               --
   Accumulated other comprehensive income                         5,211                --                --               --
----------------------------------------------------------------------------------------------------------------------------
      Net amount recognized at end of year                    $ (18,996)        $ (51,360)         $(30,784)         $(9,757)
----------------------------------------------------------------------------------------------------------------------------
Components of net periodic cost
   Service cost                                                 $ 6,626           $ 4,104             $ 397             $ 58
   Interest cost                                                 22,007            16,730             1,416              767
   Expected return on plan assets                               (25,834)          (15,309)               --              --
   Net amortization                                                  86            (1,137)               95               69
----------------------------------------------------------------------------------------------------------------------------
   Net periodic cost                                            $ 2,885           $ 4,388           $ 1,908            $ 894
----------------------------------------------------------------------------------------------------------------------------

   The projected benefit obligations, accumulated benefit obligations and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $204,648, $193,010 and $139,027, respectively, as of May 2, 1999, and $193,890, $185,420 and $139,945, respectively, as of May 3,
1998.
   In determining the projected benefit obligation and the accumulated postretirement benefit obligation in fiscal 1999 and 1998, the following assumptions were made:

                                                                        PENSION BENEFITS                POSTRETIREMENT BENEFITS
                                                                 MAY 2, 1999       MAY 3, 1998       MAY 2, 1999      MAY 3, 1998
---------------------------------------------------------------------------------------------------------------------------------
Weighted average assumptions:
   Discounted rate                                                    6.8%              7.0%              6.7%             7.0%
   Expected return on assets                                          9.0%              9.0%               --               --
   Compensation increase                                              3.9%              4.5%               --               --
--------------------------------------------------------------------------------------------------------------------------------

   In determining the accumulated postretirement benefit obligation in fiscal 1999 and 1998, the assumed annual rate of increase in per capita cost of covered health care benefits was 6.5% for fiscal 1999, 6.0% for fiscal 2000 and 5.5% thereafter for U.S. plans. For non-U.S. plans the assumed annual rate of increase was 8.5% for fiscal 1999 and decreased by 0.5% each year until leveling at 5.0%.
   The assumed health care cost trend rate has an effect on the amounts reported. A one percentage point change in the assumed per capita cost of covered health care benefits would have the following effect:
                                             ONE         ONE
                                      PERCENTAGE  PERCENTAGE
                                           POINT       POINT
                                        INCREASE    DECREASE
--------------------------------------------------------------------------------
Effect on postretirement benefit
   obligation as of May 2, 1999           $2,106     $(2,247)
Effect on annual benefit cost
   in fiscal 1999                          $ 178      $ (155)
--------------------------------------------------------------------------------

NOTE 10 -- LEASE OBLIGATIONS
AND COMMITMENTS
The Company leases transportation equipment under operating leases ranging from one to 10 years with options to cancel at earlier dates. In addition, the Company has a long-term maintenance agreement related to this equipment. Maintenance fees are based upon fixed monthly charges for each vehicle, as well as the maintenance facility itself and contingent fees based upon transportation equipment usage. The amounts shown below as minimum rental commitments do not include contingent maintenance fees.
   The Company has agreements, expiring in fiscal 2004 and 2008, to use two cold storage warehouses owned by a partnership, 50% of which is owned by the Company. The Company has agreed to pay prevailing competitive rates for use of the facilities, subject to aggregate guaranteed minimum annual fees of $3,600. In fiscal 1999, 1998 and 1997, the Company paid $5,807, $6,228 and $5,372, respectively, in fees for use of the facilities. As of May 2, 1999 and May 3, 1998, the Company had investments of $1,108 and $1,411, respectively, in the partnership.
   In fiscal 1998, the Company entered into a 15-year agreement, expiring in 2013, to use a cold storage warehouse owned by a partnership, 50% of which is owned by the Company. The Company began leasing the facility in fiscal 1999 for an amount covering debt service costs plus a minimum guaranteed annual fee totaling $2,174. As of May 2, 1999 and May 3, 1998, the Company had investments of $1,028 and $1,826, respectively, in the partnership.

   Minimum rental commitments under all noncancelable operating leases and maintenance agreements are as follows:

--------------------------------------------------------------------------------
Fiscal year
2000                                                $ 23,053
2001                                                  17,695
2002                                                  21,127
2003                                                  10,152
2004                                                   8,546
Thereafter                                            30,487
--------------------------------------------------------------------------------
                                                    $111,060
--------------------------------------------------------------------------------


   Rental expense was $24,535 in fiscal 1999, $24,839 in fiscal 1998 and $24,270 in fiscal 1997. Rental expense in fiscal 1999, 1998 and 1997 included $2,787, $3,231 and $3,593 of contingent maintenance fees, respectively.
   The Company has a sale and leaseback arrangement for certain hog production facilities at Brown's. The arrangement provides for an early termination at predetermined amounts in fiscal 2004.
   Future minimum lease payments for assets under capital leases and the present value of the net minimum lease payments are as follows:

--------------------------------------------------------------------------------
Fiscal year
2000                                                 $ 3,126
2001                                                   3,248
2002                                                   3,195
2003                                                   3,190
2004                                                   9,602
--------------------------------------------------------------------------------
                                                      22,361
Less amounts representing interest                    (4,828)
--------------------------------------------------------------------------------
Present value of net minimum obligations              17,533
Less current portion                                  (1,726)
--------------------------------------------------------------------------------
Long-term capital lease obligations                  $15,807
--------------------------------------------------------------------------------
   As of May 2, 1999, the Company had definitive commitments of $34,841 for capital expenditures primarily to increase its processed meats and value-added fresh pork capacities at several of its processing plants and to replace and upgrade portions of its hardware and software in response to the Year 2000.

NOTE 11 -- RELATED PARTY TRANSACTIONS
The chairman and chief executive officer and a director of Murphy Family Farms, Inc. ("MFF") was a director of the Company until May 1998. The Company has a long-term agreement to purchase hogs from MFF at prices that, in the opinion of management, are equivalent to market. Pursuant to this agreement with MFF, the Company purchased $239,974, $366,397 and $433,861 of hogs in fiscal 1999, 1998 and 1997, respectively.
   A director of the Company is the chairman, president and chief executive officer and a director of Prestage Farms, Inc. ("PFI"). The Company has a long-term agreement to purchase hogs from PFI at prices that, in the opinion of management, are equivalent to market. Pursuant to this agreement with PFI, the Company purchased $106,365, $168,829 and $182,576 of hogs in fiscal 1999, 1998 and 1997, respectively.
   A director and the owner of 50% of the voting stock of Maxwell Foods, Inc. ("MFI") was a director of the Company until May 1998. The Company has a long-term agreement to purchase hogs from MFI at prices that, in the opinion of management, are equivalent to market. Pursuant to this agreement with MFI, the Company purchased $72,838, $118,041 and $109,470 of hogs in fiscal 1999, 1998 and 1997, respectively.
   In fiscal 1999, 1998 and 1997, the Company purchased raw materials totaling $5,997, $18,524 and $12,772, respectively, from a company which was 48%-owned by the chairman and chief executive officer's children in fiscal 1998 and fiscal 1997. In the opinion of management, these purchases were made at prices that were equivalent to market.
   The Company is engaged in a hog production arrangement with CFI (See Note 4).

NOTE 12 -- REGULATION AND LITIGATION
Like other participants in the meat processing industry, the Company is subjected to various laws and regulations administered by federal, state and other government entities, including the U.S. Environmental Protection Agency ("EPA"), the U.S. Department of Agriculture, the U.S. Food and Drug Administration, the U.S. Occupational Safety and Health Administration and corresponding state agencies in states where the Company operates. Management believes that the Company presently is in compliance with all such laws and regulations in all material respects and that continued compliance will not have a material adverse effect on the Company's financial position or results of operations. The Company believes that the ultimate resolution of the litigation discussed below will not have a material adverse effect on its financial position or results of operations.

   In 1997, in a civil suit filed by the EPA against the Company, the United States District Court for the Eastern District of Virginia imposed a $12,600 civil penalty on the Company for Clean Water Act violations at the Company's Smithfield, Virginia processing plants. The Company recorded a nonrecurring charge of $12,600 during the first quarter of fiscal 1998 with respect to this penalty. The Company has appealed this decision and is awaiting a decision by the United States Court of Appeals for the Fourth Circuit. There can be no assurance as to the outcome of such appeal or any subsequent proceedings regarding this matter.
   In 1998, the Commonwealth of Virginia filed a civil suit against the Company in the Circuit Court of the County of Isle of Wight, Virginia under Virginia's water pollution control laws. Virginia alleges that 22,517 wastewater discharge permit violations occurred at the Company's Smithfield, Virginia processing plants between 1986 and 1997. Most of these alleged violations were also presented in the EPA suit. This action is set for trial on October 18, 1999. While each violation is subject to a maximum penalty of $25, Virginia follows a civil penalties policy designed to recapture from the violator any economic benefit which accrued as a result of its noncompliance, plus a surcharge penalty for having committed such violations. In addition, the policy may increase the amount of penalties based upon the extent of civil penalties in this suit. Among other defenses, the Company will maintain that no economic benefit accrued to the Company as a result of, and that no environmental damage was caused by, the violations. There can be no assurance as to the outcome of this proceeding.

NOTE 13 -- NET INCOME PER SHARE
The computation for basic and diluted net income per share follows:

                                            NET                  PER
                                         INCOME    SHARES      SHARE
--------------------------------------------------------------------------------
Fiscal 1999
Net income per basic share              $94,884    39,628   $   2.39
Effect of dilutive stock options             --     1,334         --
--------------------------------------------------------------------------------
Net income per diluted share            $94,884    40,962   $   2.32
--------------------------------------------------------------------------------

Fiscal 1998
Net income per basic share              $53,400    37,532   $   1.42
Effect of dilutive stock options             --     2,200         --
--------------------------------------------------------------------------------
Net income per diluted share            $53,400    39,732   $   1.34
--------------------------------------------------------------------------------

Fiscal 1997
Net income per basic share              $44,937        --   $     --
Less preferred stock dividends(1,238)        --        --
--------------------------------------------------------------------------------
Net income available to
   common shareholders
   per basic share                       43,699    36,121       1.21
Effect of dilutive stock options             --     1,144         --
Effect of dilutive convertible
   preferred stock                        1,238     1,293         --
--------------------------------------------------------------------------------
Net income per diluted share            $44,937    38,558   $   1.17
--------------------------------------------------------------------------------

   The summary below lists stock options outstanding at the end of each fiscal year which were not included in the computation of net income per diluted share because the options' exercise prices were greater than the average market price of the common shares. These options, which have varying expiration dates, were still outstanding as of May 2, 1999.

                                      1999        1998       1997
--------------------------------------------------------------------------------
Stock option shares excluded        495,000      65,000    100,000
Average option price per share     $  28.10     $ 32.42   $  16.88
--------------------------------------------------------------------------------

NOTE 14 -- SEGMENTS
In fiscal 1999, the Company adopted SFAS 131, which established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in the interim financial reports. SFAS 131 also establishes standards for related disclosures about products or services and geographic areas.
   The Company identified two reportable operating segments that met the quantitative disclosure threshold of SFAS 131. The segments identified include the MPG and the HPG. The overriding determination of the Company's reportable segments was based on how the chief operating decision-maker evaluates the results of operations. The underlying factors used to identify the reportable segments include the differences in products produced and sold.
   The MPG markets its products to food retailers, distributors, wholesalers, restaurant and hotel chains, other food processors and manufacturers of pharmaceuticals and animal feeds in both domestic and international markets. The HPG primarily supplies raw materials (live hogs) to the hog slaughtering operations of the Company. The following tables present information about the results of operations and the assets of each of the Company's reportable segments for the fiscal years ended May 2, 1999, May 3, 1998 and April 27, 1997. The information contains certain allocations of expenses that the Company deems reasonable and appropriate for the evaluation of results of operations. Segment assets do not include intersegment account balances as the Company feels that such an inclusion would be misleading or not meaningful. Management believes all intersegment sales are at prices which approximate market.

----------------------------------------------------------------------------------------------------------------------------
                                                                   MEAT               HOG           GENERAL
                                                             PROCESSING        PRODUCTION         CORPORATE            TOTAL
----------------------------------------------------------------------------------------------------------------------------
Fiscal 1999
Sales                                                        $3,729,644         $ 155,796          $     --       $3,885,440
Intersegment sales                                                   --          (110,451)               --         (110,451)
Interest expense                                                 25,565            12,583             2,373           40,521
Depreciation and amortization                                    48,814            16,541             3,211           68,566
Profit (loss) before income tax                                 233,385           (63,625)          (26,322)         143,438

Assets                                                        1,292,633           343,069           135,912        1,771,614
Capital expenditures                                             62,315            28,755             4,377           95,447
----------------------------------------------------------------------------------------------------------------------------

Fiscal 1998
Sales                                                        $3,867,442         $ 156,565          $     --       $4,024,007
Intersegment sales                                                   --          (156,565)               --         (156,565)
Interest expense                                                 22,854             7,390             1,647           31,891
Depreciation and amortization                                    34,936             9,206             1,730           45,872
Profit (loss) before income tax                                 121,195            (9,682)          (30,551)          80,962

Assets                                                          787,274           178,078           118,293        1,083,645
Capital expenditures                                             70,329            13,252             9,332           92,913
----------------------------------------------------------------------------------------------------------------------------

Fiscal 1997
Sales                                                        $3,870,611         $ 151,807           $    --       $4,022,418
Intersegment sales                                                   --          (151,807)               --         (151,807)
Interest expense                                                 23,090             6,128            (3,007)          26,211
Depreciation and amortization                                    28,842             8,776             1,439           39,057
Profit (loss) before income tax                                  66,494            19,910           (18,727)          67,677

Assets                                                          738,524           169,209            87,521          995,254
Capital expenditures                                             42,840            23,099             3,208           69,147
----------------------------------------------------------------------------------------------------------------------------

  The following table presents the Company's sales and long-lived  assets attributed to operations in the U. S.
and international geographic areas.

                                                                                     1999              1998             1997
----------------------------------------------------------------------------------------------------------------------------
Sales:
   U.S.                                                                        $3,470,307        $3,867,442       $3,870,611
   Canada                                                                         244,121                --              --
   France                                                                          60,561                --              --
----------------------------------------------------------------------------------------------------------------------------
      Total                                                                    $3,774,989        $3,867,442       $3,870,611
----------------------------------------------------------------------------------------------------------------------------

Long-lived assets at end of year:
   U.S.                                                                          $449,593          $477,375         $448,612
   Canada                                                                         169,038                --              --
   Poland                                                                          78,201                --              --
   France                                                                          43,489                --              --
---------------------------------------------------------------------------------------------------------------------------

NOTE 15 -- SUBSEQUENT EVENTS
Effective May 3, 1999, the Company completed the acquisition of Carroll's Foods, Inc. ("CFI") and its affiliated companies and partnership interests for 4,200,000 shares of the Company's common stock (subject to post closing adjustments) and the assumption of approximately $231,000 in debt, plus other liabilities. The acquisition includes 100% of the capital stock of CFI, CFI's 50% interest in Smithfield-Carroll's, CFI's 16% interest in Circle Four, CFI's 50% interest in Tar Heel Turkey Hatchery, 100% of CFI's turkey grow-out operation, CFI's 49% interest in Carolina Turkeys, and certain hog production interests in Brazil and Mexico. The Company will account for this acquisition using the purchase method of accounting.

 The following unaudited pro forma information combines the operating results of the Company and CFI, assuming the acquisition had been made as of the beginning of each of the periods presented:


                                            1999        1998
--------------------------------------------------------------------------------
Sales                                 $3,892,769  $3,994,674
Net income                                66,080      61,075
Net income per basic share                $ 1.51      $ 1.46
Net income per diluted share              $ 1.46      $ 1.39
--------------------------------------------------------------------------------

   The preceding pro forma amounts are not intended to be projections of future results or trends and do not purport to be indicative of what actual consolidated results of operations might have been if the acquisition had been effective as of the beginning of the periods presented.
   Subsequent to the end of fiscal 1999, the Company increased its ownership in Animex from 67% to 80% of total equity.


NOTE 16 -- QUARTERLY RESULTS OF OPERATIONS
(Unaudited)

                                                                  FIRST            SECOND             THIRD           FOURTH
----------------------------------------------------------------------------------------------------------------------------
1999
Sales                                                          $865,823          $874,378        $1,035,728         $999,060
Gross profit                                                     72,178           115,132           201,204          151,061
Net (loss) income                                                (5,325)           18,481            54,980           26,748
Net (loss) income per common share
   Basic                                                       $   (.14)         $    .48        $     1.35         $    .64
   Diluted                                                         (.14)              .47              1.31              .63

1998
Sales                                                          $914,963          $982,699        $1,095,999         $873,781
Gross profit                                                     76,445            94,654           116,590          100,124
Net (loss) income                                                (6,541)           15,548            23,719           20,674
Net (loss) income per common share
   Basic                                                       $   (.17)         $    .41        $      .63         $    .55
   Diluted                                                         (.17)              .39               .60              .52
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

REPORT OF MANAGEMENT

The management of Smithfield Foods, Inc. and its subsidiaries has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. The financial statements include amounts that are based on management's best estimates and judgements. Management also prepared the other information in this annual report and is responsible for its accuracy and consistency with the financial statements.
   The Company's financial statements have been audited by Arthur Andersen LLP, independent public accountants, elected by the shareholders. Management has made available to Arthur Andersen LLP all of the Company's financial records and related data as well as the minutes of shareholders' and directors' meetings. Furthermore, management believes that all representations made to Arthur Andersen LLP during its audits were valid and appropriate.
   Management has established and maintains a system of internal control that provides reasonable assurance as to the integrity and reliability of the financial statements, the protection of assets from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibilities among employees and is based upon policies and procedures that are communicated to those with significant roles in the financial reporting process. Management continually monitors the system of internal control for compliance and updates this system as it deems necessary.
   Management believes that, as of June 10, 1999, the Company's system of internal control is adequate to accomplish the objectives discussed herein.



/s/JOSEPH W. LUTER, III                           /s/LEWIS R. LITTLE
-----------------------                           ------------------
JOSEPH W. LUTER, III                              LEWIS R. LITTLE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER              PRESIDENT AND CHIEF OPERATING
                                                  OFFICER



AARON D. TRUB                                     C. LARRY POPE
VICE PRESIDENT, CHIEF FINANCIAL OFFICER           VICE PRESIDENT, FINANCE
AND SECRETARY

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
TO THE SHAREHOLDERS OF SMITHFIELD FOODS, INC.

We have audited the accompanying consolidated balance sheets of Smithfield Foods, Inc. (a Virginia corporation), and subsidiaries as of May 2, 1999, and May 3, 1998, and the related consolidated statements of income, cash flows, and shareholders' equity for each of the three years in the period ended May 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smithfield Foods, Inc., and subsidiaries as of May 2, 1999, and May 3, 1998, and the results of their operations and their cash flows for each of the three years in the period ended May 2, 1999, in conformity with generally accepted accounting principles.


                                                          ARTHUR ANDERSEN LLP
RICHMOND, VIRGINIA
JUNE 10, 1999